Exhibit 5.1

April 16, 2014

Petron Energy II, Inc.

17950 Preston Road, Suite 960

Dallas, Texas 75252

Gentlemen:

You have requested our opinion as counsel for Petron Energy II, Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 300,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), that are to be issued to the selling shareholder (the “Selling Shareholder”) pursuant to that certain investment agreement dated December 31, 2013 (the “Offering”).

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement and which includes the prospectus;
(b)	the certificate of an Officer of the Company dated April 11, 2014 (the “Officer’s Certificate”);
(c)	a Board of Directors resolution dated December 13, 2013 approving the filing of the S-1 Registration Statement to register the shares under the Offering;

(d)       the executed agreements by which the Selling Shareholder acquired their interests through the Offering;

(e)       the Certificate of Incorporation of the Company dated November 26, 2007, as amended on September 9, 2011, October 16, 2013, February 4, 2014, February 27, 2014, and April 2, 2014; and

(f)       a Good Standing Certificate from the Secretary of State of Nevada as of April 11, 2014.

In each instance we have relied upon the content of each of the documents set forth above, and have relied upon the content of the Officer’s Certificate.  In reliance thereon, and based upon our review of the foregoing, it is our opinion that the Shares will be legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the laws of the State of Nevada. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN &    BLADER, PC

By: /s/ Gregg E. Jaclin

         Gregg E. Jaclin

         For the Firm